Exhibit 5.1

June 5, 2025

Aytu BioPharma, Inc.

7900 East Union Avenue, Suite 920

Denver, Colorado 80237

Re: Registration Statement on Form S-1 (File No. 333-287728)

Ladies and Gentlemen:

We have acted as counsel to Aytu BioPharma Inc., a Delaware corporation (the “Company”), in connection with (i) a Registration Statement on Form S-1 (File No. 333-287728) (the “Initial Registration Statement”) and (ii) a second Registration Statement on Form S-1 (the “Rule 462(b) Registration Statement” and, together, with the Initial Registration Statement, the “Registration Statement”) and the related prospectus filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by the Company of (i) up to $2,400,000 worth of shares (the “Offered Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) and/or (ii) pre-funded warrants (the “Pre-Funded Warrants”) exercisable for up to $2,400,000 worth of shares of Common Stock (the “Pre-Funded Warrant Shares”) to be sold pursuant to the Underwriting Agreement (the “Underwriting Agreement”) to be entered into by and between the Company and Lake Street Capital Markets, LLC, as representative of the several underwriters listed therein (the “Underwriters”). In addition, the 462(b) Registration Statement registers an additional $360,000 worth of shares of the Company’s Common Stock (the “Optional Stock”). The Offered Shares, the Pre-Funded Warrants, the Pre-Funded Warrant Shares, and the Optional Stock, to be sold by the Company are collectively referred to as the “Securities.”

We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials.

Based on the foregoing, we are of the opinion that:

1.

The Offered Shares and Optional Stock, when issued and delivered against payment of the consideration therefor specified in the Underwriting Agreement and Registration Statement, will be validly issued, fully paid and non-assessable.

2.

The Pre-Funded Warrants and when issued and delivered against payment of the consideration therefore specified in the Underwriting Agreement and Registration Statement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

3.

The Pre-Funded Warrant Shares into which the Pre-Funded Warrants are initially convertible, when issued and delivered upon exercise of the Pre-Funded Warrants in accordance with their terms, will be validly issued, fully paid and non-assessable.

Our opinions set forth above are subject to the following qualifications and exceptions:

(a)

Our opinion set forth in paragraph 2 above is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws).

(b)

Our opinion set forth in paragraph 2 above is subject to the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

(c)

Our opinion set forth in paragraph 2 above is subject to limitations regarding the availability of indemnification and contribution where such indemnification or contribution may be limited by applicable law or the application of principles of public policy.

(d)

We express no opinion as to the enforceability of (i) provisions that relate to choice of law, forum selection or submission to jurisdiction (including, without limitation, any express or implied waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent that the validity, binding effect or enforceability of any such provision is to be determined by any court other than a state court of the State of New York, (ii) waivers by the Company of any statutory or constitutional rights or remedies, (iii) terms which excuse any person or entity from liability for, or require the Company to indemnify such person or entity against, such person’s or entity’s negligence or willful misconduct or (iv) obligations to pay any prepayment premium, default interest rate, early termination fee or other form of liquidated damages, if the payment of such premium, interest rate, fee or damages may be construed as unreasonable in relation to actual damages or disproportionate to actual damages suffered as a result of such prepayment, default or termination.

(e)	We draw your attention to the fact that, under certain circumstances, the enforceability of terms to the effect that provisions may not be waived or modified except in writing may be limited.

Our opinions expressed above are limited to the laws of the State of New York.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

This opinion is intended solely for use in connection with the sale of the Securities subject to the Rule 462(b) Registration Statement and is not to be relied upon for any other purpose.

We assume no obligation to update or supplement any of the opinions set forth herein to reflect any changes of law or fact that may occur after the date hereof.

Very truly yours,

/s/ Dorsey & Whitney LLP

AE/JE/MP